Exhibit 10.16

RADIAN GROUP INC.

BENEFIT RESTORATION PLAN

Amendment No. 1

WHEREAS, Radian Group Inc. (the “Employer”) maintains the Radian Group Inc. Benefit Restoration Plan (the “Plan”) effective January 1, 2007; and

WHEREAS, the Employer, pursuant to the provisions of Section 10.1 of the Plan, has the ability to amend the Plan by action of its Board of Directors; and

WHEREAS, the Employer desires to amend the Plan to provide the authority for an additional discretionary contribution for certain eligible participants and to update as needed to revise obsolete references.

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of the date indicated:

1.	Effective January 1, 2008, Section 5.1 is amended to replace the references to “Section 1.13(a)” and “Section 1.13(d)” of the Radian Group Inc. Savings Incentive Plan to Section “1.10(a)” and Section “1.10(c)” respectively.

2.	Effective January 1, 2008, the last paragraph of Section 5.2 (“Discretionary contributions”) is amended to add the following language to the end thereof:

“Furthermore, the Employer may, in its sole discretion, award a separate discretionary contribution to Participants specified by the Board of Directors (or other individual(s) to whom such authority is delegated by the Board). Such contribution may be in addition to or separate from any other discretionary contribution provided under this Section. Such contribution, if made, shall be made as a fixed percentage of the specified Participant’s Eligible Compensation. Specified Participants must satisfy the eligibility requirements described in this Section to be eligible to receive a separate discretionary contribution, if applicable.”

IN WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 1 to be executed on this 9th day of December, 2008.

Radian Group Inc.

By:	/s/ Richard I. Altman
Title:	Chief Administrative Officer